CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Kandi Technologies Group, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) pertaining to 2008 Omnibus Long-Term Incentive Plan of Kandi Technologies Group, Inc. (the “Company”), effective since November 12, 2008, amended and approved by the shareholders on May 20, 2015, of our reports dated March 16, 2015 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on March 16, 2015.

AWC (CPA) Limited
Hong Kong, China
May 26, 2015